Exhibit 99.1

July 15, 2024

Encision Reports Fourth Quarter Fiscal Year 2024 Results

Boulder, Colorado, July 15, 2024 -- Encision Inc. (PK:ECIA), a medical device company owning patented Active Electrode Monitoring (AEM®) Technology that prevents dangerous radiant energy burns in minimally invasive surgery, today announced financial results for its fiscal 2024 fourth quarter that ended March 31, 2024.

The Company posted quarterly net revenue of $1.53 million for a quarterly net loss of $409 thousand, or $(0.03) per diluted share. These results compare to net revenue of $1.81 million for a quarterly net loss of $93 thousand, or $(0.01) per diluted share, in the year-ago quarter. Gross margin on net revenue was 42% in the fiscal 2024 fourth quarter and 56% in the fiscal 2023 fourth quarter. Gross margin decreased in the current year’s fourth quarter compared to last year’s fourth quarter due principally to higher material costs and increased inventory reserves.

The Company posted twelve months net revenue of $6.59 million for a twelve month net loss of $692 thousand, or $(0.06) per diluted share. These results compare to twelve months net revenue of $7.35 million for a twelve months net loss of $324 thousand, or $(0.03) per diluted share. Gross margin on net revenue was 48% in the fiscal 2024 twelve months and 55% in the fiscal 2023 twelve months. Gross margin in the fiscal 2024 twelve months was lower due to higher material costs and increased inventory reserves.

“Fiscal 2024 presented significant challenges for us and for the medical device market in general,” said Gregory Trudel, President and CEO of Encision Inc. “The market has fundamentally changed because of COVID, and as a small medical device company, we constantly have to generate new ways to engage customers and to drive adoption of our technology. We have had success by offering value added programs that often convert into selling opportunities and we are targeting select customer segments to increase focus and close rates. We also are fighting the conversion of standard laparoscopic procedures to those that are using the robot for procedures. We look forward to fiscal 2025 with a strengthening sales channel, a growing sales pipeline, new collaborative relationships, and a new product introduction that will deliver AEM™ Shield Technology to high growth surgical procedures.

Encision Inc. designs and markets a portfolio of high-performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures. For additional information about all our products, please visit www.encision.com.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company’s distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2024 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.

Unaudited Condensed Statements of Operations

(in thousands, except per share information)

	Three Months Ended		Years Ended
	March 31, 2024	March 31, 2023	March 31, 2024	March 31, 2023
Product revenue	$1,505	$1,801	$6,432	$6,885
Service revenue	20	5	154	464
Total revenue	1,525	1,806	6,586	7,349

Product cost of revenue	868	786	3,371	3,314
Service cost of revenue	11	2	79	2
Total cost of revenue	879	788	3,450	3,316

Gross profit	646	1,018	3,136	4,033
Operating expenses:
Sales and marketing	400	539	1,634	2,033
General and administrative	426	384	1,521	1,487
Research and development	222	175	622	816
Total operating expenses	1,048	1,098	3,777	4,336
Operating (loss)	(402)	(80)	(641)	(303)
Interest expense and other income, net	(7)	(13)	(51)	(21)
(Loss)	(409)	(93)	(692)	(324)
Provision for income taxes	—	—	—	—
Net (loss)	$(409)	$(93)	$(692)	$(324)
Net (loss) per share—basic and diluted	$(0.03)	$(0.01)	$(0.06)	$(0.03)
Weighted average number of basic and diluted shares	11,770	11,770	11,770	11,763

Encision Inc.

Unaudited Condensed Balance Sheets

(in thousands)

	March 31, 2024	March 31, 2023
ASSETS
Cash	$43	$189
Accounts receivable	891	921
Inventories	1,402	1,899
Prepaid expenses and other assets	90	116
Total current assets	2,426	3,125
Equipment, net	254	303
Right of use asset	901	496
Patents, net	164	163
Other assets	66	47
Total assets	$3,811	$4,134
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$346	$253
Secured notes	42	44
Line of credit	157	177
Accrued compensation	185	218
Other accrued liabilities	120	85
Accrued lease liability	370	354
Total current liabilities	1,220	1,131
Secured notes	67	268
Accrued lease liability	697	240
Unsecured promissory note	—	—
Total liabilities	1,984	1,639
Common stock and additional paid-in capital	24,372	24,348
Accumulated (deficit)	(22,545)	(21,853)
Total shareholders’ equity	1,827	2,495
Total liabilities and shareholders’ equity	$3,811	$4,134

Encision Inc.

Unaudited Condensed Statements of Cash Flows

(in thousands)

	Years Ended
	March 31, 2024	March 31, 2023
Operating activities:
Net (loss) income	$(692)	$(324)
Adjustments to reconcile net (loss) income to cash (used in) operating activities:
Depreciation and amortization	85	87
Share-based compensation expense	53	52
Provision for (recovery from) inventory obsolescence, net	12	15
Changes in operating assets and liabilities:
Right of use asset, net	69	(43)
Accounts receivable	30	27
Inventories	485	(330)
Prepaid expenses and other assets	8	(8)
Accounts payable	93	(323)
Accrued compensation and other accrued liabilities	2	(14)
Net cash (used in) provided by operating activities	145	(861)

Investing activities:
Acquisition of property and equipment	(12)	(173)
Patent costs	(25)	(10)
Net cash (used in) investing activities	(37)	(183)

Financing activities:
Borrowings from credit facility, net change	(21)	240
Borrowings from (paydown of) secured notes	(203)	23
Net proceeds (payments) from exercise of stock options	(30)	21
Net cash provided by (used in) financing activities	(254)	284

Net (decrease) in cash	(146)	(761)
Cash, beginning of period	189	950
Cash, end of period	$43	$189